Exhibit 8.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 15, 2014

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, England

EC2Y 9LY

+44 20 7260 2000

Dear Ladies and Gentlemen:

We are acting as United States counsel to Markit Ltd., a corporation incorporated in Bermuda (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s common shares to be offered in the Company’s initial public offering (the “Shares”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that the discussion set forth under the caption “Taxation—U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Shares.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP